Exhibit 1

FORM OF

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 13, 2018, is entered into among                                 (the “Seller”); Cellectis S.A. (“Cellectis”), a corporation existing and registered under the laws of France, located at 8 rue de la Croix Jarry, 75013 Paris, France; and Calyxt, Inc. (“Calyxt”), a Delaware corporation, located at 600 County Road D West, Suite 8, New Brighton, MN 55112 (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Seller owns restricted stock units (“RSUs”) of Calyxt that are scheduled to vest and convert on June 14, 2018 into shares of common stock (the “Shares”), par value $0.0001, of Calyxt; and

WHEREAS, the Seller desires to sell certain Shares (the “Purchased Shares”) to Cellectis and Cellectis desires to purchase the Purchased Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to Cellectis, and Cellectis shall acquire from the Seller:

☐ sufficient Shares to cover taxes and fees

☐ all my Shares

[Check only one box. Sellers subject to a Lock-Up Agreement must check the first box]

in exchange for cash payable as provided hereunder in an aggregate amount calculated as the number of Purchased Shares multiplied by the closing price for the Common Stock on The Nasdaq Global Market on June 14, 2018 (the “Purchase Price”).

Section 2. Closing; Closing Deliveries.

(a) Subject to clause (g) below, the closing shall take place on June 15, 2018, at a time and place mutually agreed by the Parties (the “Closing”).

(b) At the Closing, the Seller shall cause the Purchased Shares to be transferred to Cellectis (and such transfer to be reflected on Calyxt’s share registry), free and clear of all liens, claims, security interests, pledges, charges and other encumbrances.

(c) At the Closing, Cellectis shall deliver,

(i) if the Seller is a Calyxt employee, independent director or consultant, immediately available funds in U.S. dollars in an amount equal to the Purchase Price by wire transfer to Calyxt,

(ii) if the Seller is a Cellectis employee, director or consultant, amounts as contemplated by Section 2(e), and

(iii) if the Seller is a Cellectis, Inc. employee or consultant, to Cellectis, Inc., immediately available funds in U.S. dollars in an amount equal to the Purchase Price by wire transfer to Cellectis, Inc.

(d) Following the Closing, Calyxt shall, if the Seller is a Calyxt employee, independent director or consultant, remit (i) to the relevant taxing authorities any amounts required to be withheld on behalf of the Seller and (ii) to the Seller any amount received by Calyxt with respect to the Purchased Shares in excess of the amounts Calyxt is required to withhold.

(e) Following the Closing, Cellectis shall, if the Seller is a Cellectis employee, director or consultant, remit in Euros (based on the exchange rate on July 14, 2018 published by Banque De France) (i) to the relevant taxing authorities any amounts required to be withheld on behalf of the Seller and (ii) to the Seller any amount of the Purchase Price with respect to the Purchased Shares in excess of the amounts Cellectis is required to withhold.

(f) Following the Closing, Cellectis shall cause Cellectis, Inc., if the Seller is a Cellectis, Inc. employee or consultant, to remit (i) to the relevant taxing authorities any amounts required to be withheld on behalf of the Seller and (ii) to the Seller any amount received by Cellectis, Inc. with respect to the Purchased Shares in excess of the amounts Cellectis, Inc. is required to withhold.

(g) The obligations of the Parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at the Closing of the condition that there shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature of any local, state, federal or foreign court, arbitrator, arbitral tribunal, or other governmental, administrative or regulatory entity, agency, instrumentality or authority (collectively, a “Governmental Authority”) that is in effect that prohibits, restricts or prevents consummation of the transactions contemplated hereby.

Section 3. Representations and Warranties of Cellectis. To induce the Seller to enter into this Agreement, Cellectis hereby represents and warrants to the Seller as follows:

(a) Corporate Power and Authority. Cellectis is duly organized, validly existing and in good standing under the laws of France. Cellectis has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Cellectis have been duly authorized by all necessary corporate action on the part of Cellectis. This Agreement has been duly executed and delivered by Cellectis and (assuming due execution and delivery by the Seller) constitutes the legal, valid and binding obligation of Cellectis enforceable against Cellectis in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

(b) Conflicts, Consents and Approvals. To the knowledge of Cellectis as of the date hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default under, Cellectis’s organizational documents; (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cellectis; or (iii) require any action or consent or approval of, or review by, or registration or material filing by Cellectis, other than any filing required pursuant to the Securities Exchange Act of 1934, as amended, with any Governmental Authority, except as set forth herein.

Section 4. Representations and Warranties of Calyxt. To induce the Seller to enter into this Agreement, Calyxt hereby represents and warrants to the Seller as follows:

(a) Corporate Power and Authority. Calyxt is duly organized, validly existing and in good standing under the laws of Delaware. Calyxt has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Calyxt have been duly authorized by all necessary corporate action on the part of Calyxt. This Agreement has been duly executed and delivered by Calyxt and (assuming due execution and delivery by the Seller) constitutes the legal, valid and binding obligation of Calxyt enforceable against Calxyt in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

(b) Conflicts, Consents and Approvals. To the knowledge of Calyxt as of the date hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default under, Calyxt’s organizational documents; (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Calyxt; or (iii) require any action or consent or approval of, or review by, or registration or material filing by Calyxt, other than any filing required pursuant to the Securities Exchange Act of 1934, as amended, with any Governmental Authority, except as set forth herein.

Section 5. Representations and Warranties of the Seller. To induce Cellectis and Calyxt to enter into this Agreement, the Seller hereby represents and warrants to Cellectis and Calyxt as follows:

(a) Power and Authority. This Agreement has been duly executed and delivered by the Seller and (assuming due execution and delivery by Cellectis and Calyxt) constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (ii) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

(b) Conflicts, Consents and Approvals. To the knowledge of the Seller as of the date hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (i) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller; or (ii) require any action or consent or approval of, or review by, or registration or material filing by the Seller, other than any filing required pursuant to the Securities Exchange Act of 1934, as amended, with any Governmental Authority, except as set forth herein.

(c) Title to the Shares. At the Closing, the Seller will beneficially own the Purchased Shares and will have good title, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances, to the Purchased Shares.

(d) No Agreements or Understandings. The Seller is not party to any contract, agreement, arrangement, understanding or relationship (legal or otherwise) with any other person, individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity with respect to the Purchased Shares, including without limitation transfer or voting.

(e) Purchased Shares. If the Seller has entered into a lock-up agreement (a “Lock-Up Agreement”) in connection with Calyxt’s follow-on offering pursuant to a registration statement on Form S-1 (File No. 333-224945), the Seller understands that Cellectis is purchasing the Purchased Shares to facilitate the payment of taxes by the Seller associated with the vesting of the Seller’s RSUs and to permit the Seller to vest his or her RSUs on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the Seller in connection with such vesting. If the Seller has entered into a Lock-Up Agreement, the Seller further understands that Cellectis has not provided tax advice to the Seller in connection with the sale of the Purchased Shares to Cellectis and, to the extent the number of Purchased Shares exceeds the number of Shares required for payment of the Seller’s tax withholding obligation, the Seller further represents and warrants that the Purchased Shares constitute the Seller’s good faith estimate of the number of Shares required to cover taxes due in connection with such vesting.

Section 6. Additional Covenants.

(a) Related Agreements. Cellectis, Calyxt and the Seller agree to cooperate in publicly announcing the transactions contemplated by this Agreement and any filings with a Governmental Authority.

(b) Further Assurances. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

(c) 10b5-1 Plan. If the Seller is a party to a 10b5-1 Plan with respect to Shares of Calyxt, the Seller hereby appoints Calyxt as its agent to (i) instruct Computershare to not effect any sales to cover specified in the Seller’s 10b5-1 Plan that were contemplated for RSUs that were incorrectly specified as vesting on June 17, 2018 and to disregard any separate instructions with respect to such vesting, whether before or after the date hereof, from the Seller, (ii) instruct Computershare to issue Purchased Shares consistent with this Agreement to Cellectis and the balance of Shares vesting on June 14, 2018 under the Seller’s RSUs to the Seller, (iii) to the extent still applicable, correct the clerical error in the Seller’s 10b5-1 Plan to refer to RSUs vesting on the correct date, June 14, 2018, with a sell date of June 15, 2018, rather June 17, 2018 and June 18, 2018, respectively, and (iv) provide Computershare with a copy of this Agreement and take such other action as Calyxt or Computershare deems necessary or advisable on behalf of the Seller to carry out this Agreement.

Section 7. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any Party, in whole or in part, whether voluntarily or by operation of applicable law, without the prior written consent of each other Party; provided that Cellectis may, without the consent of any other Party, assign this Agreement to any of its Affiliates. Any attempted assignment in contravention of this Section 7 shall be void ab initio.

Section 8. Notices. All notices, requests and other communications to the Parties shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such electronic mail is requested and received) and shall be given, if to Cellectis, to:

Cellectis S.A.

8 rue de la Croix Jarry

75013 Paris, France

Attention: Marie-Bleuenn Terrier

E-mail: marie-bleuenn.terrier@cellectis.com

if to Calyxt, to:

Calyxt, Inc.

600 County Road D West, Suite 8

New Brighton, MN 55112

Attention: Federico A. Tripodi

E-mail: Federico.tripodi@calyxt.com

if to the Seller, to:

[Name]

[Address]

[E-mail]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

Section 10. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action except in any such court). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement.

Section 11. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect, and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 12. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof and thereof.

Section 13. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 10, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CELLECTIS S.A.

By:
Name:
Title:

SELLER

By:
Name:

CALYXT, INC.

By:
Name:
Title: